Exhibit k.6

TARP Preferred Holdco I, LLC

TARP Preferred Holdco II, LLC, etc.

9 West 57th Street, 13th Floor

New York, NY 10019

September 19, 2013

StoneCastle Financial Corporation

152 West 57th Street, 35th Floor

New York, NY 10019

Attn: George Shilowitz

Dear George,

Reference is hereby made to that certain Purchase and Sale Agreement dated as of August 23, 2013 (the “PSA”) by and between the Sellers and Buyer (as defined in the PSA). Capitalized terms used but not defined herein shall have the respective meanings set forth in the PSA.

By execution hereof and as contemplated by Section 3.e) of the PSA, each of the Sellers and Buyer hereby agrees that the “Termination Date” contained in the PSA, which is currently September 20, 2013, shall be extended to October 14, 2013.

Except as expressly modified pursuant to this letter agreement, all of the other terms and conditions of the PSA are and shall remain unchanged and continue in full force and effect. The provisions of Sections 5(d), 5(e) and 5(f) of the PSA are hereby incorporated into this letter agreement and apply as if more fully set forth herein.

Please sign this letter agreement to indicate your agreement to the amendment contained herein no later than 5:00 PM EST on September 20, 2013

Very Truly Yours,

TARP Preferred Holdco I, LLC

By:	/s/ Joel M. Frank
Name: Joel M. Frank
Title: Authorized Person

TARP Preferred Holdco II, LLC

By:	/s/ Joel M. Frank
Name: Joel M. Frank
Title: Authorized Person

TARP Preferred Holdco III, LLC

By:	/s/ Joel M. Frank
Name: Joel M. Frank
Title: Authorized Person

TARP Preferred Holdco IV, LLC

By:	/s/ Joel M. Frank
Name: Joel M. Frank
Title: Authorized Person

TARP Preferred Holdco V, LLC

By:	/s/ Joel M. Frank
Name: Joel M. Frank
Title: Authorized Person

AGREED TO AND ACCEPTED THIS 19 DAY OF September 2013

STONECASTLE FINANCIAL CORP.

By:	/s/ George Shilowitz
Name: George Shilowitz
Title: President